Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting a part of this Registration Statement (Form S-1) of Comera Life Sciences Holdings, Inc. of our report dated March 8, 2022 (except for the effects of the reverse recapitalization described in Note 1, as to which the date is September 2, 2022), relating to the financial statements of Comera Life Sciences, Inc. Our report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ BAKER TILLY US, LLP

Tewksbury, Massachusetts

September 2, 2022